Exhibit 10.11

Dr. Neil Kurtz	September 19, 2001

160 West 66th Street

Apt. 48E

New York, NY 10023

Re:                             Employment Terms

Dear Neil:

NEUROGENETICS INC. (the “Company”) is pleased to offer you the position of President and Chief Executive Officer (“CEO”), pursuant to the terms of this letter agreement (“Agreement”), and contingent upon written approval from an authorized representative from UnitedHealth Group Corporation (“United Health”), as further defined in paragraph 1 herein. This Agreement is made and entered into as of the last day either party executes the Agreement (the “Effective Date”). You and the Company hereby agree as follows:

1.                                      Commencement of Employment.

In accordance with certain contractual restrictions that you have with UnitedHealth, your employment with Neurogenetics will commence on April 1, 2002. You understand that this offer of employment is contingent upon the Company’s receipt of written authorization from an authorized representative of United Health acknowledging and approving your right to presently accept employment with the Company for April 1, 2002. You further agree that following your acceptance of this employment offer, the Company may disclose that you have accepted employment as President and CEO as of April 1, 2002, as well as the circumstances surrounding your inability to begin employment with the Company until April 1, 2002. The Company agrees that such information will only be disclosed as reasonably necessary for legitimate business reasons.

2.                                      Duties.

Upon commencement of employment, you will be expected to do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company, including those duties normally associated with the position of President and Chief Executive Officer. You will report to the Company’s Board of Directors, unless otherwise assigned by the Company. You will work at our facility located in San Diego, California.

11085 NORTH TORREY PINES ROAD • SUITE 300 •LA JOLLA, CA 92037 • TEL 858-623-5665 • FAX 858-623-5666

3.                                      Board of Directors.

The Company agrees that it will nominate you as a member of the Board of Directors and recommend that you be elected as a member of the Board of Directors on or before your commencement of employment with the Company.

4.                                      Base Salary/Benefits.

Upon commencement of employment, your base salary will be three hundred thousand dollars ($300,000) per year, less payroll deductions and all required withholdings. Your base salary shall be reviewed annually by the Board of Directors and may be increased at the sole discretion of the Board of Directors. Your base salary shall not be reduced unless the Board of Directors deems in good faith that a percentage reduction of all executive salaries is warranted for legitimate business reasons. Your base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. You will be paid in regular periodic payments in accordance with Company policy, but in no event less frequent than semi-monthly.

You will also be eligible for standard Company benefits, including medical insurance, dental insurance, life insurance, long term disability insurance, accidental death and dismemberment insurance, 401k, paid time off (PTO) and paid holidays. Details about these benefit plans are available for your review. You will be entitled to accrue twenty (20) days of PTO per year, pursuant to Company policy. The Company may modify your compensation and benefits from time to time as it deems necessary.

5.                                      Loyal and Conscientious Performance.

During your employment with the Company, you agree that you shall devote your full business energies, interests, abilities and productive time to the proper and efficient performance of your duties to the Company. Notwithstanding the above, you shall be permitted to provide services, as reasonably necessary, for UnitedHealth in accordance with the Separation and Release Agreement entered into between you and the UnitedHealth Group; provided that, such obligations do not interfere with the proper and efficient performance of your duties as determined by the Company’s Board of Directors. You shall also be permitted to engage in civic, charitable or religious activities that do not present any conflict of interest with the Company or affect your performance of duties for the Company.

6.                                      Discretionary Bonus.

In addition to your base salary, you will be eligible to earn a performance bonus (“Bonus”) based on your achievement of certain specified milestones, as mutually agreed upon by you and the Company’s Board of Directors. An early assignment for you will be to develop a performance bonus plan for the Company for approval by the Board of Directors. You must be employed on the date the Bonus is awarded to be eligible for the Bonus. The Bonus will not be pro-rated in the event your employment is terminated with or without Cause (as defined below) prior to the date on which the Bonus is awarded.

7.                                      Stock.

Within 30 days of your start date and subject to the approval of the Company’s Board of Directors, you will be granted a stock option under the Company’s 2000 Equity Incentive Plan to purchase five percent (5%) of the outstanding shares of the Company’s common stock on a fully-diluted basis as of September 19, 2001 (the “Option”). The Option will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the Option will be equal to the fair market value of the Company’s common stock established on the date of grant, subject to approval by the Board of Directors. The Option will be subject to vesting over four (4) years, so long as you continue to be employed with the Company, with twenty-five percent (25%) of the Option vesting on your one (1) year anniversary of the date of grant and the remainder vesting monthly thereafter.

8.                                      Termination.

The Company may terminate your employment at any time and for any or no reason, with or without Cause (as defined herein) or advance notice by giving you written notice of such termination. Similarly, you may terminate your employment with the Company at any time at your election, in your sole discretion, for any or no reason upon thirty (30) days notice to the Company, during which time you shall provide reasonable transition assistance to the Company.

Notwithstanding the at-will nature of the employment relationship, if the Company terminates your employment without Cause (as defined herein), then upon your furnishing to the Company an executed release and waiver of claims (a form of which is attached hereto as Exhibit A) you shall be entitled to: (i) severance payments in the form of continuation of your base salary in effect at the time of your termination, subject to standard payroll deductions and withholdings, for twelve (12) months, and (ii) twelve (12) months of accelerated vesting of the unvested shares under the Option. If you voluntarily resign or your employment is terminated for Cause (as defined herein), all compensation and benefits will cease immediately and you will receive no additional payments from the Company other than your accrued base salary and accrued and unused vacation benefits earned through the date of your termination.

For purposes of this Agreement, “Cause” shall mean (i) willful misconduct by you including, but not limited to, dishonesty which materially and adversely reflects upon your ability to perform your duties for the Company, (ii) your conviction of, or the entry of a pleading of guilty or nolo contendere by you to, any crime involving moral turpitude or any felony, including but not limited to, fraud, embezzlement or theft against the Company, (iii) a material breach by you of any material provision of the Proprietary Information and Inventions Agreement between you and the Company (a copy of which is attached hereto as Exhibit B), or (iv) your willful and habitual failure to attend to your duties as assigned by the Board of Directors or officers of the Company to whom you report, which is not cured by you within thirty (30) days after you receive written notice from the Company of such misconduct or non-performance.

9.                                      Change in Control.

If your employment is terminated by the Company or its successor Company without Cause (as defined herein) at any time within the six (6) months following a Change in Control (as defined herein), then upon your furnishing to the Company an executed release and waiver of claims (a form of which is attached hereto as Exhibit A): (i) the vesting of the Option will be immediately accelerated such that one hundred percent (100%) of the Option will be vested as of the Expiration Date of the release and waiver attached hereto as Exhibit A, and (ii) you will receive a lump sum payment equivalent to one (1) year of base salary in effect at the time of termination, less applicable deductions and withholdings.

For purposes of this Agreement, “Change in Control” is defined as follows: (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, equal or greater stock voting power); (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Common Stock outstanding immediately preceding the merger are otherwise (other than a reverse merger in which stockholders immediately before the merger have, immediately after the merger, equal or greater stock voting power); or (iv) any transaction or series of related transactions in which in excess of fifty percent (50%) of the Company’s voting power is transferred.

In the event that any payments and other benefits provided for in this Agreement or otherwise payable to you (the “Benefits”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this subsection would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, the Benefits to which you are entitled pursuant to this Agreement shall be either:

(a)                                  Provided to you in full, or

(b)                                  Provided to you at such lesser extent that would result in no portion of the Benefits being subject to the Excise Tax,

 whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by you, on an after tax basis, of the greatest amount of the Benefits, notwithstanding that all or some portion of the Benefits may be taxable under the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by you. In the event of a reduction of the Benefits under this Agreement, you shall be given the choice of which of the Benefits to reduce. For purposes of making the calculations required by this subsection, the accountant that you select may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. You and the Company shall furnish your accountant such information and documents as he may reasonably request in order to make a determination under this subsection.

Any payment and benefits received by you in connection with a Change in Control shall be in lieu of any other severance payment to you, including the severance payment provided in subsection 8 herein. In the event that you become entitled to payment and benefits upon a Change in Control, the Company shall have no further obligation to pay you any base salary, bonus or other compensation or benefits under this Agreement, except for benefits due to you (or your dependents) under the terms of your benefit plans.

10.                               Company Policy.

As a Company employee, you will be expected to abide by Company rules and regulations and acknowledge in writing that you have read the Company’s Employee Handbook, which you will be expected to establish and which will govern the terms and conditions of your employment. The Company’s Employee Handbook may be modified from time to time at the sole discretion of the Company.

11.                               Proprietary Information and Inventions Agreement.

As a condition of employment, you will be required to sign and comply with the Proprietary Information and Inventions Agreement attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other things.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described. Accordingly, you agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

12.                               Entire Agreement.

This Agreement, together with your Proprietary Information and Inventions Agreement and the stock option documents referred to herein, forms the complete and exclusive statement of the terms of your employment with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written.

13.                               Governing Law.

This Agreement will be governed by and construed according to the laws of the State of California. You hereby expressly consent to the personal jurisdiction of the state and federal courts located in San Diego, California for any lawsuit filed there against you by the Company arising from or related to this Agreement.

14.                               Successors and Assigns.

This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Please sign and date this Agreement, and return it to me by October 5, 2001, if you wish to accept employment with the Company under the terms described above. After October 5, 2001, this offer will be null and void and will have no further force or effect. If you accept our offer, we would like you to start on April 1, 2002.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ William T. Comer

WILLIAM T. COMER, PH.D.

CHAIRMAN OF THE BOARD OF NEUROGENETICS INC.

Accepted:

/s/Neil Kurtz

DR. NEIL KURTZ

September 26, 2001

Date

Attachment:	Exhibit A:	Waiver and Release
	Exhibit B:	Proprietary Information and Inventions Agreement

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Agreement dated               , to which this form is attached, I, DR. NEIL KURTZ, hereby furnish NEUROGENETICS INC. (the “Company”), with the following release and waiver (“Release and Waiver”).

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and Benefit Plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date, including, but not limited to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver: (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired (the “Expiration Date”).

Date:
DR. NEIL KURTZ